Exhibit 10.37

Maximum Guarantee Contract

Shenzhen Development Bank
July 2009
Special Statement

In order to secure your company’s legitimate interest, before you sign this contract, please read carefully and make sure the accuracy of the following details.

1.      The application files submitted from your company must be true, complete, legitimate, and effective. Misrepresentation, misleading or significant omission are strictly forbidden.

2.      The applicant must make a thorough reading about every clause, especially for the part with bold letters. Please confirm you fully understand the meaning and legal consequences of these parts.

3.      Before signing this contract, your company is eligible to update the details. Once the contract take effect, your company is required to fulfill the obligations as well as sharing the rights of the contract.

4.      For your company’s interest, please contract us in 10 days of any changes, such as living address, mailing address, contact number, business operating fields, and legal representative.

5.      If you have any question regarding this contract, please feel free to consult our bank.

Contract No. : ShenFaYinLianXiEBaoZi 20091210001-1

Party A (creditor of the principal contract): ShenZhen Development Bank-Dalian XiGang Branch
Address: #219 Huanghe Road, Xigang District, Dalian
Telephone: 0411-83780088
Contact: Baigang Yuan

Party B( guarantor) : Wafangdian Dragon Town Meat Fctory
Address: Natun Village, Taiyangsheng Township, Wafangdian, Dalian
Phone: 86-411-85365700
Legal Representative: Qin Zhiwen
Position: President

In order to ensure the cooperation between Party A and Dalian TOFA New Materials Development Co, ltd. Party B are willing to be the third party to guarantee the performance and obligation of Dalian TOFA New Materials Development Co, ltd. Party A and Party B get the unanimous agreements to create this contract and are obliged to comply with the contract details.

Article 1: Range of Guarantee

Under Shenzhen Development Bank-(Yinlianxizong) No. 20091210001-comprehensive line of credit, the debtor is obliged for all debt or any possible debt, including principal, interest rate, compounding interest rates, punitive interests, and any relevant expenses. The maximum amount of the debt is 25,000,000 RMB.

Article 2: Guarantee Term

Guarantee term commences as of the maturity date of each specific credit extended under the Master Contract and terminates two years later. A specific credit guarantee period is calculated individually, either specific credit extension, to ensure that the interval extension to renewal after expiration of the period plus two years.

Article 3: Not Applicable
Article 4: Not Applicable

Article 5: This contract has two copies, one for Party A, and the other is kept by Party B and the debtor.

Article 6: Forcible notarization doesn’t apply.

Article 7: Responsibilities of Guarantor
Party B is responsible for all the money involved with TOFA, such as principal repayment, interest, compounded interest, punitive interest. By any chance that TOFA defaults on its payment either before the expiration of the contract or to the end of the contract. Party A can either directly ask TOFA for debt repayment or ask Party B for debt repayment as well.  When the contract expires, Party A has the authority to direct take money from Party B‘s account for debtor’s obligation.

No matter if Party B or the guarantor needs to provide equivalent amount of collateral, Party A has the rights and authority to push Party B to fulfill the obligation.

Article 8: This contract is an independent contract, it has no connection with any other contract, and therefore it isn’t involved with any other impacts with other collaterals.

Article 9: This contract is an irrevocable letter of guarantee. It is not influenced by any types of agreements or documentations. It also does not affected by individual bankruptcy, insolvency ability, loss of the business license, or change of the forms of constitution under any circumstances.

Article 10: Default of events and Responsibilities
A- Default:
Any of the following events would be defined as defaults
1-      Party B violations the binding requirements of the contract or Party B explicit indicate that it will not perform the obligations of the contract
2-      Any documents, declaration, commitments submitted by Party B to Party A are untrue, inaccurate, incomplete, or with the presence of misleading, misrepresentation or material information omission.
3-      Party B intentionally conceal any material information or prohibited Party A’s survey, investigation, or inspection.
4-      The inefficiency of Party B to chase bad debt or unreasonably dispose their properties, assets, as well as the ignorance of bank debt
5-      Party B uses (including but not limited to Party B's related parties) invalid contracts and arrangements, including but not limited to any false receivable invoices or untrue information to get money or credits from Party A or any other banks.
6-      Revocation of the guarantee or the guarantee is invalid
7-      The compulsory debt is unpaid or unsettled when the contract matures or before the expiration
8-      Party B intentional evades the bank’s debt through association.
9-      When Party B is an cooperation
9-a Party B has significant financial problems, incurring huge business loss, asset loss (including but not limited to outside collateral damage), or other financial crisis.
9-b Party B is punished or investigated for any inside trading, or illegal trading by government or any disciplinary authorities.
9-c Party B has material changes, such as merger and acquisition, buyouts, reduction of capital, liquidation, reorganization, bankruptcy, revocation…
9-d The change of controlling shareholders, or actual controller that made Party A concern the factor or the possibility of Party B’s repayments. Or any unrevealed significant events of Party B’s legal representative, controlling shareholders, actual controllers, including but not limited to illegal business activities, or experiencing any types of investigation, inspection by any regulatory authorities.
9-e Any negative change of Party B’s industry that lead Party A to concern about Party B’s ability to repay the entire amount.
10-When Party B is individual
10-a Any Party B’s change, such as unemployed, permanent injury, job change, business field change can cause Party A to doubt Party B’s guarantee.
10-b Party B was sued by court or enforced some sort of rights by regulatory authorities for unethical behavior. Party A can doubt Party B’s ability to perform its duty.

10-c After Party B’s inheritor or legatee reject or accept inheritance or legacy stop guaranteeing the TOFA.
11 Any other events that lead Party A to doubt Party B’s performance of the contract.

B: Responsibilities of default
If any sub rules happened with (A), Party A has one or more rights to execute the followings
1-      Require Party B to perform the duty and Party A has the rights to direct deduct money from Party B’ account (including contingencies) , such as principal, interest, compounded interest, punishment fee, and other fees. Including but not limited to investigation fee, due diligence fee, notarization fee, as well as costs paid by Party A, such as lawsuit fee, arbitration fee, travelling fee, delivery fee, announcement fee, execution feel.
2-      Require Party B to provide new guarantee under Party’s request, including but not limited to collateral.
3-      Require Party B to payback Party A’s all losses
4-      In conformity with law, require to delegate Party B’s title to ask debtor to payback it money owed. Party B has to pay the delegation fee.
5-      Request the court to stop Party B for selling assets for apparently unreasonable price or unfair business transaction. Party B has to follow all the orders initiated by Party A and pay all the fees incurred.
6-      Party A has the rights for any rescuing methods.

Article 11: For any predicated or unpredicted reason that lead the principal contract or sub contract null or partially null. Party A has the rights to request debtor to send back the authorized information and pay partial fees. From the above condition, this contract is not affected and Party B still has the guarantor’s responsibilities to let TOFA payback the money owed and exercise the duty of the contract.

Article 12: Declaration, Guarantee and Commitment of Party B
1: Party B has legal power, authority to sign, deliver, and exercise the contract. This contract is effective to Party B and has binding power to Party B.
2: When Party B is a company, it has to be legally established in his locating area, with continuity and great reputation, with 100% of ownership and permission and approval from local government,
3: Party B has to guarantee that all the documentations submitted must be true, complete, legal and effective. No misleading, misrepresentation or material omission permitted./
4:Party B hereby commits that it will properly fulfill all the responsibilities and obligations under the contract. It will not act in any forms to jeopardize the contract without the notification to Party A.
5: Party B hereby commits that it will notify Party A for any change of the company’s registered information, such as residence, mailing address, telephone number, business sector, and legal representatives within ten days. If party B fails to do so, party A will deliver the documents to Party B’s original registered address and mark as delivered.
6: Party B confirmed that it has carefully reviewed，fully understand all terms of the contract. To sign this contract is the true purpose of their company.

Article 13: Update of the contract
1: With unanimous agreement of both parties, this contract can be updated or cancelled, and the process of update or cancellation must be in written format.

2: Party A has to get the consent from Party B to update the contract; therefore Party B still has the guarantor’s responsibilities. Any deduction of debtor’s obligation (including but not limited to reduction of principal, Maturity) can be regarded as an automatic agreement from Party B which means Party B still has the duty to exercise the obligation of the contract once the change is complete.

Article 14: During the Maturity of the contract, any action of tolerance, postpone and extension from Party A to Party B can not be defined or regarded as the acceptance or approval of Party A for the violation of the contract, or regarded as the abandonment of the legal proceedings for Party A.

Article 15: Application of the law and solution of disputes
1: This contract is created under the law of People’s Republic of China and is applied in People’s Republic of China.
2: The solution to the disputes of the contract is based on the contract’s preset methods.

Article 16:
This contract will take effect once both Parties have signed it. If Party B is an individual (then the agreement has to be signed by the individual, if Party B is a company, it has to be signed by the company’s personnel who is in charge with company’s seal on it)

Party A  ShenZhen Development Bank-Dalian XiGang Branch
Legal Representative: /s/ Baigang Yuan
November 24th 2009

Party B: Wafangdian Dragon Town Meat Fctory
Legal Representative: /s/ Qin Zhiwen
November 24th 2009